Exhibit 99.1

 News Release

FOR IMMEDIATE RELEASE

DATE:	October 23, 2008

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Third Quarter 2008 Operating Profit

Mount Laurel, NJ, October 23, 2008 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, a locally focused community oriented full service commercial bank which operates through eleven retail branches that are located in New Jersey’s Burlington and Camden Counties, reported income before taxes of $139,000 for the third quarter of 2008, compared to a loss before income tax benefit of $142,000 for the third quarter of 2007. Third quarter 2008 net income amounted to $79,000, compared to a net loss of $94,000 for the third quarter of 2007. On a basic and diluted per share basis, the net income for the third quarter of 2008 was $.01 per share and the net loss for the third quarter 2007 was $0.02 per share. For the nine months ended September 30, 2008 and 2007, the net loss was $405,000 and $141,000, respectively. On a basic and diluted per share basis, the net loss for the nine months ended September 30, 2008 and 2007 was $0.07 and $0.03 per share, respectively.

During the third quarter of 2008, the Company experienced an increase in net interest income, which reflects an ongoing improvement over a series of operating quarters in the net interest margin and is highlighted as follows:

3rd Q 2007 3.39%	4th Q 2007 3.44%	1st Q 2008 3.50%	2nd Q 2008 3.75%	3rd Q 2008 4.00%

This progress is reflective of recent marketplace interest rate trends, which have resulted in the emergence of a normalized yield curve. In addition, management initiatives have carefully focused on improving the net interest margin as the interest rate environment transitions from an inverted yield curve, a very difficult setting for financial institutions of our type and size, to a more normal interest rate environment.

Progress in enhancing the net interest margin resulted in an improvement in net interest income before provision for loan losses, to $3,343,000 during the third quarter of 2008 as compared to $3,237,000 during the third quarter of 2007. During the third quarter of 2008, the Company recorded a $105,000 provision for loan losses. There was no provision for loan losses during the third quarter of 2007. Noninterest income for the third quarter of 2008 totaled $283,000, compared to noninterest income of $223,000 during the third quarter of 2007. Noninterest expenses decreased $220,000, or 6%, primarily because of a decrease in personnel expenses as a result of synergies realized related to the merger with Farnsworth Bancorp, which occurred during 2007, and management’s initiatives centered on a reduction of expense levels throughout the organization.

For the nine months ended September 30, 2008, the Company’s net interest income after the provision for loan losses decreased by $168,000, or 2%, compared to the 2007 nine month period, primarily as a result of recording a $505,000 provision to enhance the reserve for possible future loan losses during 2008 as compared to a loan loss provision of $101,000 during the nine month 2007 operating period. Noninterest income for the nine months ended September 30, 2008 amounted to $795,000, an increase of $169,000, or 27%, compared to the nine months ended 2007. Noninterest expenses increased $428,000, or 4%, for the nine month period, primarily as a result of the merger with Farnsworth Bancorp in March 2007 and the added costs of opening a newly constructed retail facility in Delran Township, NJ, in June 2007.

During the current operating quarter, Sterling Bank sought to aggressively control and manage nonperforming loans. Sterling Bank has historically experienced very low levels of delinquent loans, nonperforming loans, and loan charge-offs. The intensifying slowdown in overall economic activity has brought with it higher levels of nonperforming loans. Since inception in 1990, Sterling Bank has been a stable and dependable source of financing of local real estate development. The current economic situation is one of considerable disruption, and normal marketplace activity is greatly restrained. These situations have impacted borrowers in Sterling Bank’s residential spot construction loan portfolio. These loans, which represent approximately 19% of total loans, are generally made to individuals and small local builders, and have experienced elevated levels of delinquency, and in some cases default. At this point in the current credit cycle, all other loan sectors are performing at normal levels, and asset quality assessment initiatives continue to conclude that risk is limited to acceptable parameters. Management has, and will continue to, monitor the loan portfolio diligently and address deterioration in borrower condition in the most appropriate fashion.

Loans on nonaccrual status totaled $8.1 million as of September 30, 2008, an increase of $2.0 million, or 33%, from loans on nonaccrual status of $6.1 million on September 30, 2007. The following table shows the level of nonaccruals at each quarter end as the current cycle of economic uncertainty has progressively evolved in the industry:

09/30/07	12/31/07	03/31/08	06/30/08	09/30/08
$6.1 million	$4.5 million	$5.5 million	$6.7 million	$8.1 million

Loans included in this classification are considered either adequately collateralized and/or appropriately reserved for expected future losses, and are in various stages of collection, although no assurance can be made that we will realize full recovery in the event of possible foreclosure and subsequent sale of collateral. Vigorous credit underwriting procedures have been consistently adhered to and, in several cases, collateral in addition to project specific collateral is included under loan agreements. Significant disruption in normal end loan markets has affected the timing of project completion in some instances.

Total assets of the Company amounted to $388 million as of September 30, 2008, a decrease of $28 million, or 7%, from total assets of $416 million as of September 30, 2007. Loans outstanding totaled $302 million as of September 30, 2008, a decrease of $11 million, or 3%, from total loans of $313 million as of September 30, 2007. Deposits totaled $321 million as of September 30, 2008, a decrease of $43 million, or 12%, from total deposits of $364 million as of September 30, 2007. These results reflect efforts by management to reduce the general level of risk on the balance sheet and to improve the efficiency of the balance sheet.

Sterling Bank’s capital ratios were as follows on September 30, 2008:

	Adequacy	Well Capitalized
	Minimum	Minimum	Actual

Tier 1 Leverage Ratio	4.0%	5.0%	9.11%
Tier 1 Risk-Based Capital Ratio	4.0%	6.0%	10.76%
Total Risk-Based Capital Ratio	8.0%	10.0%	11.76%

Robert H. King, President and CEO, noted that “from an operating standpoint, Sterling Bank is well positioned at this stage of a very difficult economic and credit cycle. Asset quality control and management efforts are in place and working; risk mitigation and management initiatives are functioning at acceptable levels; expense control efforts are taking hold, and the results are being realized in improving performance. Further, there are meaningful competitive changes that are evolving on a daily basis which will provide far reaching opportunities in the direct markets in which we conduct our business; we are encouraged by both our progress and the prospects.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the nine months ended, September 30, 2008 and 2007

	Three Months Ended		Nine Months Ended
	09/30/2008	09/30/2007	09/30/2008	09/30/2007
INCOME STATEMENT
Interest income	$5,464,000	$6,774,000	$17,093,000	$19,358,000
Interest expense	2,121,000	3,537,000	7,417,000	9,918,000
Net interest income	3,343,000	3,237,000	9,676,000	9,440,000
Provision for loan losses	105,000	-	505,000	101,000
Net interest income after provision
for loan losses	3,238,000	3,237,000	9,171,000	9,339,000
Noninterest income	283,000	223,000	795,000	626,000
Noninterest expenses	3,382,000	3,602,000	10,588,000	10,160,000
Income (loss) before taxes	139,000	(142,000)	(622,000)	(195,000)
Income tax expense (benefit)	60,000	(48,000)	(217,000)	(54,000)
Net income (loss)	$79,000	$(94,000)	$(405,000)	$(141,000)

PER SHARE DATA
Basic and Diluted earnings (losses) per share	$0.01	$(0.02)	$(0.07)	$(0.03)
Dividends paid on common shares	$-	$0.03	$-	$0.09

Average shares outstanding - Basic	5,843,362	5,843,362	5,843,362	5,619,967
Average shares outstanding - Diluted	5,849,335	5,843,362	5,843,362	5,619,967

BALANCE SHEET
Assets
Cash & due from banks			$10,516,000	$15,088,000
Federal funds sold			5,333,000	1,336,000

Total investment securities			39,189,000	55,243,000
Restricted stock			2,448,000	1,796,000
Total loans			302,008,000	312,824,000
Allowance for loan losses			(3,015,000)	(2,829,000)
Other assets			31,388,000	32,820,000
Total assets			$387,867,000	$416,278,000

Liabilities
Total deposits			$321,483,000	$364,244,000
Total borrowings			22,186,000	7,050,000
Other liabilities			1,335,000	1,607,000
Total liabilities			345,004,000	372,901,000
Shareholders' equity
Common stock			11,687,000	11,687,000
Additional paid-in capital			29,748,000	29,701,000
Retained earnings			1,544,000	2,313,000
Accumulated other comprehensive losses			(116,000)	(324,000)
Total shareholders' equity			42,863,000	43,377,000
Total liabilities and shareholders’ equity			$387,867,000	$416,278,000

PERFORMANCE RATIOS
Book value per share			$7.34	$7.42
Tangible book value per share			$4.82	$4.85
Return on average assets	0.08%	(0.09)%	(0.14)%	(0.05)%
Return on average equity	0.74%	(0.86)%	(1.26)%	(0.46)%
Net interest margin	4.00%	3.39%	3.74%	3.43%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $388 million as of September 30, 2008 and is headquartered in Mount Laurel Township, Burlington County. Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its ten other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”. For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control). Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, its growth, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.